Exhibit 5.1

March 3, 2021

SunOpta Inc.

2233 Argentia Road, Suite 401

Mississauga, Ontario, Canada  L5N 2X7

Dear Sirs/Mesdames:

SunOpta Inc. - Form S-3 Registration Statement

We have acted as Canadian counsel for SunOpta Inc. (the "Corporation") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Corporation under the Securities Act of 1933 of the United States relating to the sale of up to 20,726,126 (the "Resale Shares") common shares in the share capital of the Corporation (the "Common Shares") by Oaktree Organics, L.P. ("Oaktree Organics") and Oaktree Huntington Investment Fund II, L.P. ("Oaktree Huntington" and, together with Oaktree Organics, the "Selling Shareholders"). The Resale Shares comprise 12,633,427 Common Shares issued to the Selling Shareholders on February 22, 2021 in connection with the Selling Shareholders' exchange of shares of Series A Preferred Stock of SunOpta Foods Inc. and 8,092,699 Common Shares acquired by the Selling Shareholders in secondary market transactions.

The opinions expressed below are limited to the laws of the Province of Ontario and the federal laws of Canada applicable in that province.

For the purposes of the opinions expressed below, we have assumed, without any independent verification or inquiry the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all original documents and the conformity to originals of all copies of documents reviewed by us.

We have not reviewed the minute books and corporate records of the Corporation or any other documents in respect of the Corporation, except the Certificate of Compliance (as defined below) and the articles and by-laws of the Corporation and other documents attached to or expressly referred to in a certificate of an officer of the Corporation (the "Officer's Certificate"). As to certain matters of fact relevant to the opinions expressed below, we have relied solely on the Officer's Certificate, without any independent verification or inquiry.

For the purposes of our opinion in paragraph 1 below as to the existence of the Corporation, we have relied solely on a Certificate of Compliance dated March 3, 2021 issued by the Director or a Deputy Director appointed under the Canada Business Corporations Act in respect of the Corporation (the "Certificate of Compliance"), without any independent verification or inquiry and have assumed that a certificate of compliance to the same effect as the Certificate of Compliance could be issued on the date hereof.

Based and relying on and subject to the foregoing, we are of the opinion that:

1. The Corporation is a corporation existing under the Canada Business Corporations Act (the "CBCA").

2. The Resale Shares to be sold under the Registration Statement are validly issued, fully paid and non-assessable Common Shares.

In rendering the opinion above that the Resale Shares are "fully paid and non-assessable", such opinion indicates that (i) the holder of such Resale Shares cannot be required to contribute any further amounts to the Corporation by virtue of his, her or its status as holder of such Resale Shares, either in order to complete payment for such Resale Shares, to satisfy claims of creditors or otherwise; and (ii) the issuance of such Resale Shares is not subject to any statutory pre-emptive rights, resale rights, rights of first refusal or similar rights of any shareholder of the Corporation. No opinion is expressed as to the adequacy of any consideration received for such Resale Shares.

We are opining herein only as to the effect of the CBCA on such Resale Shares, and we express no opinion with respect to the applicability thereto or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Yours very truly,

/s/ Davies Ward Phillips & Vineberg LLP

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